Exhibit 99.1

WaterBridge Announces Closing of Full Exercise of Underwriters’ Option to Purchase Additional Shares

Houston, TX, September 22, 2025 – WaterBridge Infrastructure LLC (“WaterBridge”) today announced the successful closing of the full exercise of the underwriters’ option to purchase additional shares in connection with its recently completed initial public offering. As previously announced, the underwriters exercised in full their option to purchase an additional 4,755,000 Class A shares (“Option Shares”) at the public offering price, less underwriting discounts and commissions.

WaterBridge received net proceeds of approximately $89 million from the Option Shares, after deducting underwriting discounts and commissions and offering expenses, bringing the total net proceeds of the upsized offering to approximately $677 million.

J.P. Morgan and Barclays acted as lead book-running managers for the offering. Additional book-running managers for the offering were Goldman Sachs & Co. LLC, Morgan Stanley, Wells Fargo Securities, Piper Sandler, Raymond James and Stifel. Texas Capital Securities, Pickering Energy Partners, Janney Montgomery Scott, Johnson Rice & Company and Roberts & Ryan acted as co-managers for the offering.

Registration statements relating to the Class A shares offered in the initial public offering have been filed and became effective on September 16, 2025 (the “Registration Statements”). The offering of these securities was made only by means of a prospectus that meets the requirements of Section 10 of the Securities Act of 1933, as amended. Copies of the prospectus related to these securities can be obtained from any of the following sources:

J.P. Morgan Securities LLC

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Email: prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com

Barclays Capital Inc.
Attention: Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, New York 11717
Telephone: (888) 603-5847
Email: barclaysprospectus@broadridge.com

About WaterBridge

WaterBridge is a leading integrated, pure-play water infrastructure company with operations predominantly in the Delaware Basin, the most prolific oil and natural gas basin in North America, with additional assets in the Eagle Ford and Arkoma Basins. WaterBridge operates the largest produced water infrastructure network in the United States, through which it provides

Exhibit 99.1

water management solutions to oil and natural gas exploration and production companies under long-term contracts, which include gathering, transporting, recycling and handling produced water. As of August 31, 2025, WaterBridge’s infrastructure network included approximately 2,500 miles of pipelines and 197 produced water handling facilities, which handled over 2.6 million bpd of produced water for our customers and had more than 4.5 million bpd of total produced water handling capacity. Headquartered in Houston, Texas, WaterBridge is a first mover in the water midstream sector and benefits from an experienced and entrepreneurial management team.

Important Information

The Registration Statements may be obtained free of charge at the SEC's website at www.sec.gov under “WaterBridge Infrastructure LLC”. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Contacts

Scott McNeely
Chief Financial Officer
WaterBridge
Contact@h2obridge.com

Mae Herrington
Director, Investor Relations
WaterBridge
ir@h2obridge.com

Media
Daniel Yunger / Nathaniel Shahan
Kekst CNC
daniel.yunger@kekstcnc.com / nathaniel.shahan@kekstcnc.com